Exhibit 99.1

Investor Inquiries:
Robert Gudbranson
(440) 329-6111

INVACARE CORPORATION REPORTS INCREASED EARNINGS AND STRONG FREE CASH FLOW FOR ITS FOURTH QUARTER AND YEAR

ELYRIA, Ohio – (February 4, 2010) – Invacare Corporation (NYSE: IVC) today announced its financial results for the quarter and year ended December 31, 2009 and provided guidance for 2010.

CEO SUMMARY

Commenting on Invacare's 2009 results and 2010 guidance, A. Malachi Mixon, III, Chairman and Chief Executive Officer, stated, "Despite a challenging reimbursement and economic environment, 2009 was a strong year for Invacare on all critical measures.  Adjusted earnings per share(a) increased 17% for the year to $1.58 versus $1.35 in 2008.  The Company generated free cash flow(d) in 2009 of $141.6 million as compared to $59.9 million in 2008, allowing the company to reduce debt outstanding by $157.2 million and lower its ratio of debt to adjusted EBITDA(e) to 2.3 as of the end of 2009.  In 2010, based on the midpoint of its guidance at $1.75 per share, Invacare forecasts 10% growth in adjusted earnings per share(a). This improvement will be built upon 2009's successful cost reductions as well as a return to organic sales growth, both driven by globalization and exciting new product introductions. The Company plans to use its projected strong free cash flow(d) in 2010 of $65 million to $75 million to continue to retire debt or pursue accretive acquisitions as available. The management team at Invacare is committed to delivering improved performance to its shareholders."

Mixon continued, “The primary reimbursement risk for Invacare in 2010 which is not addressed in the guidance above is related to health care reform in the United States.  However, the likelihood of a massive health care reform bill has been diminished by the outcome of the Senate election in Massachusetts.  The Obama Administration's number one priority seems to have moved from health care to jobs and the economy.  As a result, the Company is optimistic that the medical device excise tax will not materialize, although there is still discussion in Congress on how to achieve health care reform in the future.  As discussed in an earlier filing, the Company has been evaluating its options to offset the impact of the proposed medical device excise tax on the Company’s financial results, if a bill with such a provision were to pass.”

HIGHLIGHTS FOR THE FOURTH QUARTER AND YEAR

·	Earnings per share on a GAAP basis increased 6% for the quarter to $0.55 versus $0.52 last year and increased 18% for the year to $1.29 versus $1.09 last year
·	Adjusted earnings per share(a) increased 5% for the quarter to $0.63 versus $0.60 last year and increased 17% for the year to $1.58 versus $1.35 last year
·	Free cash flow(d) for the quarter of $61.8 million as compared to $56.5 million last year and for the year of $141.6 million as compared to $59.9 million last year
·	Organic sales increased 0.3% for the quarter and decreased 0.2% for the year
·	Adjusted EBITDA(e) of $45.4 million for the quarter and $144.4 million for the year
·	Reduction in debt outstanding of $51.3 million for the quarter and $157.2 million for the year

CONSOLIDATED RESULTS

Earnings per share on a GAAP basis for the fourth quarter were $0.55 ($17.6 million net earnings) as compared to earnings per share for the same period last year of $0.52 ($16.6 million net earnings).  Adjusted earnings per share(a) were $0.63 for the fourth quarter of 2009 as compared to $0.60 for the fourth quarter of 2008.  Adjusted net earnings(b) for the quarter were $20.3 million versus $19.1 million for the fourth quarter last year.  Adjusted earnings before income taxes(c) for the fourth quarter were $26.6 million as compared to $21.7 million for the fourth quarter last year.  Adjusted net earnings(b) for the quarter were positively impacted by improved gross profit, reduced net interest expense and organic sales growth, which were partially offset by increased selling, general and administrative (SG&A) expenses and an increase in the effective tax rate.

Net sales for the quarter increased 4.2% to $448.6 million versus $430.4 million last year.  Foreign currency translation increased net sales by approximately four percentage points. Organic net sales for the quarter increased approximately 0.3% over the same period last year driven by organic net sales increases for Invacare Supply Group and Europe, partially offset by organic net sales declines in Asia/Pacific, Institutional Products Group and to a lesser extent, North America/Home Medical Equipment (NA/HME).

Gross margin as a percentage of net sales for the fourth quarter was higher by 2.1 percentage points compared to last year’s fourth quarter and lower by 0.2 percentage points compared to this year’s third quarter.  The margin improvement compared to the prior year for all segments except Asia/Pacific and ISG was the result of volume increases and cost reduction activities, including commodity cost and freight reductions.

Selling, general and administrative expense increased 14.9% to $103.2 million in the quarter compared to $89.9 million in the fourth quarter last year.  Foreign currency translation increased SG&A expense by five percentage points.  Excluding foreign currency translation and acquisitions, SG&A expense increased by 9.5% compared to the fourth quarter of last year, due in part to higher bad debt expense and unfavorable foreign currency transactions.

Adjusted net earnings(b) and adjusted earnings per share(a) exclude restructuring charges, amortization of the convertible debt discount and tax valuation allowances.  In addition, for the quarter ended December 31, 2009, adjusted net earnings(b) and adjusted earnings per share(a) exclude the following four items.

First, the Company completed its annual impairment test for intangible assets and recorded an impairment charge of $1.7 million pre-tax related to a European trademark ($0.9 million pre-tax) and a NA/HME customer list intangible asset ($0.8 million pre-tax).

Second, during the fourth quarter of 2009, the Company fully paid down its $250 million term loan facility which was not due to expire until February 2013.  As a result, approximately $2.9 million pre-tax of deferred financing fees, which were previously capitalized, were expensed in the NA/HME operating segment.

Third, in the fourth quarter of 2009, the Company completed an evaluation of other investments, which resulted in an investment impairment due to weakening of real estate properties in the current environment.  The write-down of $5.7 million pre-tax is included in the All Other segment.

Fourth, the effective tax rate for the fourth quarter includes two one-time benefits.  The first benefit was a change in the U.S. tax law enacted during the fourth quarter of 2009 which allowed businesses to apply losses sustained in recent years against taxes on profits paid in earlier years by extending the net operating loss carry back period from two years to five years.  This change yielded a one-time benefit of $7.8 million for the quarter and year ended December 31, 2009.   Secondly, the company reversed net tax accruals as a result of tax audit settlements ($1.3 million for the quarter ended December 31, 2009).

Earnings per share on a GAAP basis for the year ended December 31, 2009 were $1.29 ($41.2 million net earnings) as compared to earnings per share for the same period last year of $1.09 ($34.9 million net earnings).  Adjusted earnings per share(a) were $1.58 for the year ended December 31, 2009 as compared to $1.35 for the same period last year.  Adjusted net earnings(b) for the year ended December 31, 2009 were $50.7 million versus $43.1 million last year.  Adjusted earnings before income taxes(c) for the year ended December 31, 2009 were $66.5 million as compared to $56.3 million for 2008.  Adjusted net earnings(b) for 2009 were positively impacted by cost reduction activities, selective price increases implemented in the second half of 2008 and reduced net interest expense, which were partially offset by increased SG&A expenses, slightly lower volumes and unfavorable foreign currency translation and transactions.

Net sales for the year ended December 31, 2009 decreased 3.6% to $1.69 billion versus $1.76 billion last year.  Foreign currency translation decreased net sales by four percentage points while the impact of acquisitions increased net sales by less than a percentage point. Organic net sales for the year ended December 31, 2009 decreased 0.2% over the same period last year.

NORTH AMERICA/HOME MEDICAL EQUIPMENT (NA/HME)

For the quarter ended December 31, 2009, NA/HME net sales increased 0.6% to $188.6 million compared to $187.3 million in the same period last year, driven by sales increases in Standard and Rehab product lines partially offset by sales declines in Respiratory.  Foreign currency translation increased net sales by one percentage point.  Standard product line net sales for the fourth quarter increased 1.8% compared to the fourth quarter of last year, driven by increased volumes in beds, patient transport and therapeutic support surfaces products.  Rehab product line net sales increased by 0.9% compared to the fourth quarter last year, driven primarily by volume increases in custom power products.  Respiratory product line net sales decreased 7.0%, primarily driven by lower sales of HomeFill® oxygen delivery systems to national providers.

For the fourth quarter, NA/HME earnings before income taxes were $11.3 million as compared to earnings before income taxes of $6.9 million last year, excluding restructuring charges of $0.1 million pre-tax for last year. The fourth quarter 2009 earnings before income taxes include the write-off of deferred financing fees as a result of early payment of debt ($2.9 million pre-tax) and asset write-downs related to intangibles ($0.8 million pre-tax).  Excluding these items, earnings before income taxes were $14.9 million for the fourth quarter of 2009.  After consideration of the above items, the increase of $8.0 million in earnings before income taxes was primarily the result of cost reduction activities including commodity cost, freight and manufacturing cost reductions, partially offset by increased SG&A spending, including bad debt expense.

For the year ended December 31, 2009, NA/HME net sales increased 0.9% to $748.4 million compared to $741.5 million last year.  Foreign currency translation decreased net sales by approximately one percentage point while acquisitions increased net sales by approximately one percentage point.  Earnings before income taxes were $36.5 million, excluding restructuring charges of $0.3 million pre-tax, as compared to earnings before income taxes of $17.9 million last year, excluding restructuring charges of $0.2 million pre-tax.  For the year ended December 31, 2009, earnings before income taxes include asset write-downs related to intangibles ($0.8 million pre-tax) and write-off of deferred financing fees as a result of early payment of debt ($2.9 million pre-tax).  Excluding these items, earnings before income taxes were $40.2 million for 2009.  After consideration of the above items, the increase in earnings before income taxes was primarily the result of increased volumes, selective price increases implemented in the second half of 2008 and cost reduction initiatives.

INVACARE SUPPLY GROUP (ISG)

ISG net sales for the fourth quarter increased 10.5% to $75.6 million compared to $68.4 million for the same period last year.  The net sales increase was primarily in diabetic, incontinence, enteral and wound care products.  Earnings before income taxes for the fourth quarter increased to $1.9 million as compared to $1.7 million last year primarily as a result of volume increases and cost reduction initiatives including freight cost reduction programs partially offset by increased SG&A, primarily in bad debt expense.

For the year ended December 31, 2009, ISG net sales increased 5.4% to $280.3 million compared to $265.8 million for the same period last year.  Earnings before income taxes for the year ended December 31, 2009 increased to $5.4 million, excluding restructuring charges of $0.1 million pre-tax, as compared to $3.8 million last year, excluding restructuring charges of $1.6 million pre-tax, primarily as a result of volume increases, freight cost reduction programs, reduced discounts associated with lower sales to larger providers partially offset by increased SG&A, primarily in bad debt expense.

INSTITUTIONAL PRODUCTS GROUP (IPG)

IPG net sales for the fourth quarter decreased by 11.7% to $22.0 million compared to $24.9 million last year.  Foreign currency translation increased net sales by approximately one percentage point.  The net sales decrease was largely driven by continued weakness in capital expenditures by nursing home customers, due primarily to budgetary pressures in state Medicaid programs.  In addition, nursing homes generally appear to be moving toward refurbishing of existing equipment rather than committing to new capital equipment purchases.  Earnings before income taxes decreased to $2.4 million, excluding restructuring charge adjustments of $0.1 million pre-tax, as compared to $3.7 million last year as a result of lower volumes, partially offset by cost reduction programs, including commodity and freight costs.

For the year ended December 31, 2009, IPG net sales decreased 10.3% to $89.4 million compared to $99.7 million for the same period last year.  Foreign currency translation decreased net sales by approximately one percentage point.   Earnings before income taxes for the year ended December 31, 2009 increased to $9.3 million, excluding restructuring charges of $0.1 million pre-tax, as compared to $6.9 million last year, excluding restructuring charges of $0.1 million pre-tax, largely as a result of selective price increases implemented in the second half of 2008 and cost reduction activities including commodity and freight costs.

EUROPE

For the fourth quarter, European net sales increased 9.6% to $142.9 million versus $130.4 million last year.  Foreign currency translation increased net sales by approximately eight percentage points.   Organic net sales for the quarter increased two percentage points, with sales growth primarily in Germany and the U.K. offset by sales declines in France, where sales of beds and wheelchairs into nursing homes were weak as a result of reimbursement changes.  For the fourth quarter, earnings before income taxes were $12.1 million, excluding restructuring charges of $0.8 million pre-tax, as compared to $12.6 million last year, excluding restructuring charges of $1.2 million pre-tax.   The fourth quarter 2009 earnings before income taxes include an intangible asset write-down ($0.9 million pre-tax).  Excluding this item, earnings before income taxes were $13.0 million for the fourth quarter of 2009.  Excluding the above items, the increase in earnings before income taxes is largely attributable to volume increases and cost reductions, including commodity costs and freight, partially offset by increased selling, general and administrative expenses for people costs and unfavorable foreign currency transactions.

For the year ended December 31, 2009, European net sales decreased 9.2% to $503.1 million compared to $553.8 million for the same period last year.  Foreign currency translation decreased net sales by nine percentage points.  Earnings before income taxes for the year ended December 31, 2009 decreased to $37.9 million, excluding restructuring charges of $3.3 million pre-tax, as compared to $46.9 million last year, excluding restructuring charges of $2.2 million pre-tax.  For the year ended December 31, 2009, earnings before income taxes include an intangible asset write-down ($0.9 million pre-tax).  Excluding this item, earnings before income taxes were $38.8 million for 2009.  Excluding the above items, the decline in earnings before income taxes was a result of reduced sales, unfavorable product mix toward lower margin product and unfavorable foreign currency transactions partially offset by cost reduction activities including lower commodity costs and freight costs.

ASIA/PACIFIC

For the fourth quarter, Asia/Pacific net sales increased 1.0% to $19.6 million versus $19.4 million last year.  Foreign currency translation increased net sales by twenty three percentage points.  The sales decline at the Company’s subsidiary, which manufactures controllers, was largely due to external customers whose demand for inventory remained weak in the current economic environment.  The Company’s Australian distribution business had lower sales due in large part to weak demand from long-term care facilities which continue to delay capital purchases.  For the quarter ended December 31, 2009, earnings before income taxes were $1.6 million, excluding restructuring charges of $0.1 million pre-tax, as compared to $2.0 million last year, excluding restructuring charges of $0.1 million pre-tax.  The decrease in earnings is primarily attributable to volume declines and an unfavorable foreign currency impact due primarily to the strengthening of the U.S. dollar.

For the year ended December 31, 2009, Asia/Pacific net sales decreased 24.2% to $71.9 million compared to $94.9 million for the same period last year.  Foreign currency translation decreased net sales by eight percentage points.  Earnings before income taxes for the year ended December 31, 2009 decreased to $2.8 million, excluding restructuring charges of $1.2 million pre-tax, as compared to $9.3 million last year, excluding restructuring charges of $0.6 million pre-tax, primarily as a result of volume declines and unfavorable foreign currency impact due primarily to the strengthening of the U.S. dollar.

FINANCIAL CONDITION

Total debt outstanding (including the debt discount as described below) was $321.6 million at December 31, 2009 as compared to $478.8 million at December 31, 2008.  The Company’s balance sheet reflects the adoption of Convertible Debt, ASC 470-20.  As a result of adopting Convertible Debt, ASC 470-20, the Company recorded a debt discount, which reduced debt and increased equity by $48.3 million as of December 31, 2009 and by $52.4 million as of December 31, 2008.

Debt outstanding decreased by $157.2 million during the year as a result of improved cash flow from operations during the year and use of cash already on the balance sheet.  The Company’s cash and cash equivalents at December 31, 2009 were $37.5 million compared to $47.6 million at the end of last year.  The Company’s ratio of debt to adjusted EBITDA(e) improved to 2.3 as of December 31, 2009, as compared to 3.3 as of December 31, 2008.

Invacare reported $61.8 million of free cash flow(d) in the fourth quarter of 2009 as compared to $56.5 million of free cash flow(d) in the fourth quarter of 2008.  The improvement in fourth quarter of 2009 free cash flow(d) as compared to the third quarter of 2009 free cash flow(d) of $44.7 million was principally due to improved profitability and better working capital management.  For 2009, Invacare reported $141.6 million of free cash flow(d) as compared to $59.9 million of free cash flow(d) in 2008.

Days sales outstanding were 52 days at the end of the fourth quarter of 2009 versus 58 days at the end of last year.  Inventory turns were 5.5, improved from 5.1 at the end of last year.

OUTLOOK

The Company expects the organic sales growth seen in the fourth quarter of 2009 to continue with some additional improvement during 2010 due to improving market conditions.  This growth is forecast despite the potential for pricing and reimbursement pressures in some markets.  For the European segment, there has been some discussion by the French government of reduced wheelchair reimbursement for 2010, although there is no legislation underway to the Company’s knowledge.  For the IPG business and the Australian distribution business, delays in purchases by long-term care facilities may continue, although such delays are not expected for the full year.  In the NA/HME segment, organic sales growth for the year is expected to improve, although growth in specific products may vary by quarter.  Finally, the Company has not included in its guidance below any negative impact from the potential of a medical device excise tax under health care reform in the United States.  If further action is taken by the Congress and the President, the Company will update the information it has already shared on the potential impact of proposed legislation.

There are two potentially significant issues entering 2010.  First, there has been some weakening of foreign currencies in the last few weeks against the U.S. dollar; however, the rates are in general close to or above the averages seen in 2009.  The Company did not plan for a substantial further weakening of the U.S. dollar from current levels.  Second, commodity prices have increased during the fourth quarter of 2009, although contracts kept that higher cost from impacting the 2009 fourth quarter results.  For 2010, the Company has forecast its plan largely at commodity prices seen at year end 2009.  The Company does not expect a substantial rise in commodity prices in 2010 from those levels.

With these factors in mind, the Company is providing the following guidance for 2010:

•	Organic net sales growth of 1% to 3%, excluding the impact from acquisitions and foreign currency translation adjustments.

•	Adjusted earnings per share(a) of $1.70 to $1.80.

•
Free cash flow(d) between $65 million and $75 million.  The Company does not forecast a continuation of the 2009 record free cash flow(d) into 2010 as 2009 reflects particularly strong collections of receivables without organic sales growth resulting in a dramatic decline in DSOs.

•	Adjusted EBITDA(e) between $145 million and $155 million.

•
Effective tax rate of 27% on adjusted annual earnings.  For 2010, the Company will report its effective tax rate on adjusted earnings based on statutory tax rates applicable to taxable income for all countries, without a distinction between countries with and without tax valuation allowances.  Although the Company cannot predict when it will be in a position to reverse the respective valuation allowances (principally the United States, Australia and New Zealand), it is likely that this change will happen in the next few years if the Company reaches its projected improved performance.  Note that this change in reporting the effective tax rate would not have had a material impact on the reported adjusted earnings per share(a) of $1.58 in 2009, since the Company did not generate any meaningful adjusted profit in the United States for the year.  With the new methodology, the effective tax rates for different years should be comparable going forward.

(a) Adjusted earnings per share (EPS) is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges ($0.7 million and $4.8 million pre-tax for the quarter and year ended December 31, 2009, respectively, as compared to $1.5 million and $4.8 million pre-tax for the quarter and year ended December 31, 2008, respectively), amortization of the convertible debt discount ($1.1 million and $4.1 million pre-tax for the quarter and year ended December 31, 2009, respectively, as compared to $1.0 million and $3.7 million pre-tax for the quarter and year ended December 31, 2008, respectively, recorded in interest expense), asset write-downs related to investments and intangible assets ($7.4 million pre-tax for the quarter and year ended December 31, 2009), write-off of deferred financing fees ($2.9 million pre-tax for the quarter and year ended December 31, 2009) and tax valuation allowances, divided by weighted average shares outstanding – assuming dilution.  For the quarter and year ended December 31, 2009, Adjusted earnings per share also excludes a one-time net tax benefit attributable to new tax laws adopted in the United States during the fourth quarter which allowed the Company to carry back operating losses to earlier years ($7.8 million for the quarter and year ended December 31, 2009, respectively) resulting in a benefit to the current year tax provision and the benefit of reversal of net tax accruals as a result of tax audit settlements ($1.3 million for the quarter ended December 31, 2009).  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.  For 2010, the Company also intends to adjust earnings to exclude any debt fees or premiums associated with the early extinguishment of any debt.

(b) Adjusted net earnings for the quarter is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges ($0.7 million and $4.8 million pre-tax for the quarter and year ended December 31, 2009, respectively, as compared to $1.5 million and $4.8 million pre-tax for the quarter and year ended December 31, 2008, respectively), amortization of the convertible debt discount ($1.1 million and $4.1 million pre-tax for the quarter and year ended December 31, 2009, respectively, as compared to $1.0 million and $3.7 million pre-tax for the quarter and year ended December 31, 2008, respectively, recorded in interest expense), asset write-downs related to investments and intangible assets ($7.4 million pre-tax for the quarter and year ended December 31, 2009), write-off of deferred financing fees ($2.9 million pre-tax for the quarter and year ended December 31, 2009) and tax valuation allowances.  For the quarter and year ended December 31, 2009, adjusted net earnings also excludes a one-time net tax benefits attributable to new tax laws adopted in the United States during the fourth quarter which allowed the Company to carry back operating losses to earlier years ($7.8 million for the quarter and year ended December 31, 2009, respectively) resulting in a benefit to the current year tax provision and the benefit of reversal of net tax accruals as a result of tax audit settlements ($1.3 million for the quarter ended December 31, 2009).  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.  For 2010, the Company intends to adjust net earnings to exclude any debt fees or premiums associated with the early extinguishment of any debt.

(c) Adjusted earnings before income taxes is a non-GAAP financial measure which is defined as earnings before income taxes excluding the impact of restructuring charges ($0.7 million and $4.8 million pre-tax for the quarter and year ended December 31, 2009, respectively, as compared to $1.5 million and $4.8 million pre-tax for the quarter and year ended December 31, 2008, respectively), amortization of the convertible debt discount ($1.1 million and $4.1 million pre-tax for the quarter and year ended December 31, 2009, respectively, as compared to $1.0 million and $3.7 million pre-tax for the quarter and year ended December 31, 2008, respectively, recorded in interest expense), asset write-downs related to investments and intangible assets ($7.4 million pre-tax for the quarter and year ended December 31, 2009), and write-off of deferred financing fees ($2.9 million pre-tax for the quarter and year ended December 31, 2009).  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.  For 2010, the Company intends to adjust earnings before income taxes to exclude any debt fees or premiums associated with the early extinguishment of any debt.

(d) Free cash flow is a non-GAAP financial measure which is defined as net cash provided by operating activities, excluding cash related restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.  For 2010, the Company intends to exclude from free cash flow any debt fees or premiums associated with the early extinguishment of any debt.

(e) Adjusted EBITDA or adjusted earnings before interest, taxes, depreciation and amortization is a non-GAAP financial measure which is defined as net earnings excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, amortization of the convertible debt discount (recorded in interest expense), bank fees, stock option expense, asset write-downs for investments and intangible assets, and write-off of deferred financing fees.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.  For 2010, the Company intends to exclude from adjusted EBITDA any debt fees or premiums associated with the early extinguishment of any debt.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles.  The Company has 5,900 associates and markets its products in 80 countries around the world.  The Company was named to the 2009 Fortune 1000 list (ranking 983) and to the 2009 IndustryWeek U.S. Manufacturing 500 (ranking 393).  For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could”, “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” “anticipate” and “seek,” as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: possible adverse effects of being substantially leveraged, which could impact our ability to raise capital, limit our ability to react to changes in the economy or our industry or expose us to interest rate or event of default risks; adverse changes in government and other third-party payor reimbursement levels and practices, including any health care reform legislation that may be enacted (such as, for example, recently proposed health care reform legislation contemplating a tax on medical device manufacturers that, if adopted, could have an adverse impact on the Company); consolidation of health care providers and our competitors; loss of key health care providers; ineffective cost reduction and restructuring efforts; inability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs; extensive government regulation of our products; lower cost imports; increased freight costs; failure to comply with regulatory requirements or receive regulatory clearance or approval for our products or operations in the United States or abroad; potential product recalls; uncollectible accounts receivable; the uncertain impact on our providers, on our suppliers and on the demand for our products of the current global economic downturn and general volatility in the credit and stock markets; difficulties in implementing/upgrading an Enterprise Resource Planning system; legal actions or regulatory proceedings and governmental investigations; product liability claims; inadequate patents or other intellectual property protection; incorrect assumptions concerning demographic trends that impact the market for our products; provisions of Ohio law or in our debt agreements, our shareholder rights plan or our charter documents that may prevent or delay a change in control; the loss of the services of our key management and personnel; decreased availability or increased costs of materials which could increase our costs of producing or acquiring our products; inability to acquire strategic acquisition candidates because of limited financing alternatives; risks inherent in managing and operating businesses in many different foreign jurisdictions; increased security concerns and potential business interruption risks associated with political and/or social unrest in foreign countries where the company’s facilities or assets are located; exchange rate and tax rate fluctuations, as well as the risks described from time to time in Invacare’s reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2009	2008		2009		2008
Net sales	$448,569	$430,428		$1,693,136		$1,755,694
Cost of products sold	313,352	309,848	*	1,199,942	*	1,266,802	*
Gross profit	135,217	120,580		493,194		488,892
Selling, general and administrative expense	103,229	89,858		398,646		398,254
Asset write-downs to intangibles and investments	7,410	-		8,409		-
Write-down of deferred debt financing fees	2,878	-		2,878		-
Charge related to restructuring activities	749	1,296		4,506		2,949
Interest expense – net	6,456	10,165		31,476		39,882
Earnings before income taxes	14,495	19,261		47,279		47,807
Income taxes (benefit)	(3,150)	2,685		6,100		12,950
Net earnings	$17,645	$16,576		$41,179		$34,857

Net earnings per share – basic	$0.55	$0.52		$1.29		$1.09
Weighted average shares outstanding – basic	32,039	31,919		31,969		31,902

Net earnings per share – assuming dilution	$0.55	$0.52		$1.29		$1.09
Weighted average shares outstanding – assuming dilution	32,114	31,923		31,996		31,953

* Cost of products sold includes inventory markdowns resulting from restructuring of zero and $298 for the three and twelve-month periods ending December 31, 2009, respectively, and $148 and $1,817 for the three and twelve-month periods ending December 31, 2008, respectively.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (1)

(In thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net earnings	$17,645	$16,576	$41,179	$34,857
Interest expense	7,054	10,867	33,150	42,927
Income taxes (benefit)	(3,150)	2,685	6,100	12,950
Depreciation and amortization	10,710	10,439	40,562	43,744
EBITDA	32,259	40,567	120,991	134,478
Restructuring charges	749	1,444	4,804	4,766
Bank fees	890	790	3,775	3,108
Stock option expense	1,185	1,126	4,495	3,299
Asset write-downs to intangibles and investments	7,410	-	7,410	-
Write-down of deferred debt financing fees	2,878	-	2,878	-
Adjusted EBITDA(1)	$45,371	$43,927	$144,353	$145,651

(1) Adjusted EBITDA or earnings before interest, taxes, depreciation and amortization is a non-GAAP financial measure which is defined as net earnings excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, bank fees, stock option expense, amortization of the convertible debt discount (recorded in interest expense), asset write-downs for investments and intangible assets, and write-off of debt fees.  It should be noted that the Company’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner.  We believe that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in our industry to meaningfully evaluate a company’s future operating performance and cash flow.  Moreover, our definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under our senior secured credit facility.  In addition to these recognized purposes, we also use EBITDA and Adjusted EBITDA to evaluate our performance.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS PER SHARE
TO ADJUSTED EARNINGS PER SHARE (2)

(In thousands, except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net earnings per share – assuming dilution	$0.55	$0.52	$1.29	$1.09
Weighted average shares outstanding- assuming dilution	32,114	31,923	31,996	31,953
Net earnings	$17,645	$16,576	$41,179	$34,857
Income taxes (benefit)	(3,150)	2,685	6,100	12,950
Earnings before income taxes	14,495	19,261	47,279	47,807
Restructuring charges	749	1,444	4,804	4,766
Amortization of discount on convertible debt	1,080	963	4,142	3,693
Asset write-downs to intangibles and investments	7,410	-	7,410	-
Write-down of deferred debt financing fees	2,878	-	2,878	-
Adjusted earnings before income taxes	26,612	21,668	66,513	56,266
Income taxes	6,300	2,600	15,800	13,200
Adjusted net earnings	$20,312	$19,068	$50,713	$43,066
Weighted average shares outstanding- assuming dilution	32,114	31,923	31,996	31,953
Adjusted earnings per share – assuming dilution(2)	$0.63	$0.60	$1.58	$1.35

(2) Adjusted Earnings per share (EPS) is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges, amortization of the convertible debt discount (recorded in interest expense), tax valuation allowances,  investment write-offs and impairment of intangibles write-offs divided by weighted average shares outstanding – assuming dilution.  For the quarter and year ended December 31, 2009, adjusted EPS also excludes a one-time net tax benefit attributable to  a change in U.S. tax laws enacted during the fourth quarter of  2009 which allowed businesses to apply losses sustained in recent years against taxes on profits paid in earlier years by extending the net operating loss carry back period from two to five years and the benefit of reversal of net tax accruals as a result of tax audit settlements.   It should be noted that the Company’s definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner.  We believe that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure widely used by financial analysts and others in our industry to meaningfully evaluate a company’s operating performance.

Business Segments -The Company operates in five primary business segments:  North America / Home Medical Equipment (“HME”), Invacare Supply Group, Institutional Products Group, Europe and Asia/Pacific.  The five reportable segments represent operating groups, which offer products to different geographic regions.  Intersegment revenue for reportable segments was $34,179,000 and $116,006,000 for the quarter and year ended December 31, 2009 and $23,234,000 and $103,635,000 for the quarter and year ended December 31, 2008, respectively.  Effective January 1, 2009, segment earnings before income taxes have been changed to reflect changes in how management currently views earnings before income taxes for the segments.  Specifically, Asia/Pacific earnings before income taxes now includes profit on intercompany sales with an offsetting adjustment to All Other and North America/HME now includes a greater allocation of interest expense with an offsetting reduction for Europe.  The prior year has been reclassified to conform to the current year presentation.  The information by segment is as follows:

(In thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenues from external customers
North America / HME	$188,550	$187,340	$748,401	$741,502
Invacare Supply Group	75,607	68,435	280,295	265,818
Institutional Products Group	21,954	24,868	89,423	99,662
Europe	142,875	130,387	503,084	553,845
Asia/Pacific	19,583	19,398	71,933	94,867
Consolidated	$448,569	$430,428	$1,693,136	$1,755,694

Earnings (loss) before income taxes
North America / HME	$11,251	$6,750	$36,237	$17,655
Invacare Supply Group	1,932	1,722	5,374	2,192
Institutional Products Group	2,492	3,702	9,213	6,725
Europe	11,292	11,331	34,685	44,675
Asia/Pacific	1,508	1,917	1,639	8,705
All Other	(13,980)	(6,161)	(39,869)	(32,145)
Consolidated	$14,495	$19,261	$47,279	$47,807

Restructuring charges before income taxes
North America / HME	$5	$102	$260	$204
Invacare Supply Group	-	-	60	1,598
Institutional Products Group	(122)	-	49	115
Europe	818	1,232	3,252	2,228
Asia/Pacific	48	110	1,183	621
Consolidated	$749	$1,444	$4,804	$4,766

Earnings (loss) before income taxes excluding restructuring charges
North America / HME	$11,256	$6,852	$36,497	$17,859
Invacare Supply Group	1,932	1,722	5,434	3,790
Institutional Products Group	2,370	3,702	9,262	6,840
Europe	12,110	12,563	37,937	46,903
Asia/Pacific	1,556	2,027	2,822	9,326
All Other	(13,980)	(6,161)	(39,869)	(32,145)
Consolidated	$15,244	$20,705	$52,083	$52,573

 “All Other” consists of unallocated corporate selling, general and administrative expense, which do not meet the quantitative criteria for determining reportable segments.  For the quarter and year ended December 31, 2009, the All Other segment includes a charge for asset write downs related to investments.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)	December 31, 2009	December 31, 2008
Current Assets
Cash, cash equivalents and marketable securities	$37,504	$47,588
Trade receivables – net	263,014	266,483
Inventories – net	172,222	178,737
Deferred income taxes and other current assets	55,724	58,250
Total Current Assets	528,464	551,058

Other Assets	133,311	145,217
Plant and equipment – net	141,633	143,512
Goodwill	556,093	474,686
Total Assets	$1,359,501	$1,314,473

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$141,059	$119,633
Accrued expenses	142,293	143,612
Accrued income taxes	5,884	3,054
Short-term debt and current maturities of long-term debt	1,091	18,699
Total Current Liabilities	290,327	284,998

Long-Term Debt	272,234	407,707
Other Long-Term Obligations	95,703	88,826

Shareholders’ Equity	701,237	532,942
Total Liabilities and Shareholders’ Equity	$1,359,501	$1,314,473

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW (3)

(In thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net cash provided by operating activities	$69,656	$60,780	$155,663	$76,414
Plus:
Net cash impact related to restructuring activities	(441)	502	2,771	3,211
Less:
Purchases of property and equipment, net	(7,431)	(4,797)	(16,836)	(19,746)
Free Cash Flow	$61,784	$56,485	$141,598	$59,879

(3) Free cash flow is a non-GAAP financial measure that is comprised of net cash provided by operating activities, excluding net cash impact related to restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment.  Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).